EXHIBIT 12.1


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                                                  FOX FAMILY WORLDWIDE, INC.
                                              RATIO OF EARNINGS TO FIXED CHARGES



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                                                         EIGHT                  YEARS ENDED JUNE 30,
                                                         MONTHS        -------------------------------------
                                                         ENDED
                                                     JUNE 30, 1996      1997           1998            1999
                                                     -------------     ------         ------          ------
FIXED CHARGES
  Interest Expense, Net of Capitalized Interest     $   624,000     $ 1,938,000   $131,552,000   $164,669,000
  Interest Capitalized During the Period                471,000       1,923,000      4,328,000      4,438,000
  Amortization of Debt Issue Costs                      261,000         288,000      2,453,000      3,253,000
  Portion of Rent Expense Considered Interest           994,000       1,411,000      3,308,000      3,527,000
                                                     ----------      ----------    -----------    -----------
                                                      2,350,000       5,560,000    141,641,000    175,887,000


EARNINGS
  Income from Continuing Operations
    Before Income Taxes                             $49,874,000     $55,007,000   $(21,327,000)  $(64,410,000)
  Fixed Charges, Less Capitalized Interest            1,879,000       3,637,000    137,312,000    171,449,000
                                                     ----------      ----------    ------------   -----------
                                                     51,753,000      58,644,000    115,985,000    107,039,000




RATIO OF EARNINGS TO FIXED CHARGES                         22:1            11:1             --             --

EARNINGS DEFICIENCY                                 $        --     $        --   $(25,656,000)  $(68,848,000)
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